Exhibit 99.6

MADRIGAL PHARMACEUTICALS, INC.
2026 STOCK PLAN

RESTRICTED Stock Unit Award
Grant Notice

1.	Name of Participant:

2.	Grant Date of the RSUs (the “Grant Date”):

3.	Number of RSUs:

4.	Vesting of Award: [ANNUAL AWARDS: Subject to the Participant’s continuous Service Relationship from the Grant Date through the earlier of the first anniversary of the Grant Date and the date of the Company’s next annual meeting of stockholders following the Grant Date that is at least 50 weeks after the immediately preceding year’s annual meeting (such date, the “Vesting Date”), the RSUs shall vest in full on the Vesting Date][INITIAL AWARDS: Subject to the Participant’s continuous Service Relationship from the Grant Date through each of the following applicable dates (each such date, a “Vesting Date”), the RSUs shall vest with respect to fifty percent (50%) of the “Number of RSUs” above on the first anniversary of the Grant Date, and as to the remaining fifty percent (50%) on the second anniversary of the Grant Date]. Any terms used and not defined herein have the meanings ascribed to such terms in the Madrigal Pharmaceuticals, Inc. 2026 Stock Plan (as it has been and may be amended and/or restated from time to time, the “Plan”).

By signing this Grant Notice or by electronic acknowledgment of this Grant Notice, the Participant acknowledges receipt of and agrees to all the terms and conditions described in this Restricted Stock Unit Award Grant Notice, the attached Restricted Stock Unit Agreement, and the Plan. The Participant acknowledges that the Participant has carefully reviewed the Plan and agrees that the Plan will control in the event any provision of the Agreement is inconsistent with the Plan.

MADRIGAL PHARMACEUTICALS, INC.

By:
Name:
Title:

PARTICIPANT
ATTACHMENT: Restricted Stock Unit Agreement

MADRIGAL PHARMACEUTICALS, INC.
2026 STOCK PLAN

RESTRICTED STOCK UNIT AGREEMENT

This RESTRICTED STOCK UNIT AGREEMENT (the “Agreement”) is made as of the “Grant Date” set forth in the Restricted Stock Unit Award Grant Notice (“Grant Notice”) between MADRIGAL PHARMACEUTICALS, INC. (the “Company”), a Delaware corporation, and the individual whose name appears on the Grant Notice (the “Participant”).

WHEREAS, the Company has adopted the Madrigal Pharmaceuticals, Inc. 2026 Stock Plan (as it has been and may be amended and/or restated from time to time, the “Plan”) to promote the interests of the Company by providing an incentive for employees, directors, and Consultants of the Company and its Affiliates;

WHEREAS, pursuant to the provisions of the Plan, the Company desires to grant to the Participant Restricted Stock Units (“RSUs”) related to the Company’s common stock, $0.0001 par value per share (“Stock”), in accordance with the provisions of the Plan, all on the terms and conditions hereinafter set forth; and

WHEREAS, the Company and the Participant understand and agree that any terms used and not defined herein have the meanings ascribed to such terms in the Plan.

NOW, THEREFORE, in consideration of the promises and the mutual covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.	Grant of Award. The Company hereby grants to the Participant an Award for the number of RSUs set forth in the Grant Notice (the “Award”). Each RSU represents a contingent entitlement of the Participant to receive one share of Stock, on the terms and conditions and subject to all the limitations set forth herein, in the Grant Notice, and in the Plan, which are incorporated herein by reference.

2.	Vesting of Award.

a.	Subject to the terms and conditions set forth in this Agreement and the Plan: (i) the Award shall vest as set forth in the Grant Notice and is subject to the other terms and conditions of this Agreement and the Plan; and (ii) upon vesting, the Participant shall be entitled to receive such number of shares of Stock equivalent to the number of such vested RSUs.

b.	Notwithstanding anything to the contrary in the Grant Notice or this Agreement, any fractional shares of Stock resulting from the vesting schedule set forth in the Grant Notice will be rounded to the nearest whole share of Stock and shall be rounded up or down as necessary as of the last Vesting Date; provided, in all cases, the Participant cannot vest in more than the number of RSUs set forth in the Grant Notice.

3.	Forfeiture of Unvested RSUs.

a.	Except as otherwise set forth in this Agreement, or a separate written agreement between the Participant and the Company, if the Participant ceases to serve as a director (“Termination”) for any reason, then all then-unvested RSUs shall automatically and immediately be forfeited to the Company as of such Termination, and this Agreement and the Grant Notice shall automatically and immediately terminate and be of no further force or effect.

4.	Delivery of Award; Evidence of Issuance. Delivery of the shares of Stock represented by the Participant’s vested RSUs shall be made as soon as practicable after the applicable Vesting Date and, in any event, by no later than sixty (60) days following each applicable Vesting Date. The issuance of the shares of Stock represented by the Participant’s vested RSUs shall be evidenced in such a manner as the Administrator, in its discretion, deems appropriate, including, without limitation, by (i) book-entry registration or (ii) issuance of one or more share certificates.

5.	Prohibitions on Transfer and Sale. This Award (including any additional RSUs received by the Participant as a result of stock dividends, stock splits, or any other similar transaction affecting the Company’s securities without receipt of consideration) shall not be transferable by the Participant, other than by will or by the laws of descent and distribution. Except as provided in the previous sentence, the shares of Stock to be issued pursuant to this Agreement shall be issued, during the Participant’s lifetime, only to the Participant (or, in the event of legal incapacity or incompetence, to the Participant’s guardian or representative). This Award shall not be assigned, pledged, or hypothecated in any way (whether by operation of law or otherwise) and shall not be subject to execution, attachment, or similar process. Any attempted transfer, assignment, pledge, hypothecation, or other disposition of this Award or of any rights granted hereunder contrary to the provisions of this Section 5, or the levy of any attachment or similar process upon this Award, shall be null and void.

6.	Adjustments. The Plan contains provisions covering the treatment of RSUs and shares of Stock in a number of contingencies, such as stock splits and Corporate Transactions. Provisions in the Plan for adjustment with respect to this Award and the related provisions with respect to successors to the business of the Company are hereby made applicable hereunder and are incorporated herein by reference.

7.	Securities Law Compliance. The Participant specifically acknowledges and agrees that any sales of shares of Stock shall be made in accordance with the requirements of the Securities Act. The Company currently has an effective registration statement on file with the United States Securities and Exchange Commission with respect to the shares of Stock to be granted hereunder. Despite registration, applicable securities laws may restrict the ability of the Participant to sell the Participant’s shares of Stock, including due to the Participant’s affiliation with the Company. The Company shall not be obligated to either issue the shares of Stock or permit the resale of any shares of Stock if such issuance or resale would violate any applicable securities law, rule, or regulation.

8.	Rights as a Stockholder. The Participant shall have no rights as a stockholder, including voting and dividend rights, with respect to the RSUs subject to this Agreement, unless and until shares of Stock represented by the Participant’s vested RSUs have been issued to the Participant and either a certificate evidencing the shares of Stock has been issued or an appropriate entry has been made on the Company’s books. No adjustments to shares of Stock represented by the Participant’s vested RSUs shall be made for dividends, distributions, or other rights on or with respect to the Stock generally if the applicable record date for any such dividend, distribution, or right occurs before the Participant’s certificate is issued or an appropriate book entry is made, except as otherwise described in the Plan.

9.	Incorporation of the Plan; Clawback. The Participant specifically understands and agrees that the RSUs and the shares of Stock to be issued under the Agreement will be issued to the Participant pursuant to the Plan, a copy of which Plan the Participant acknowledges the Participant has received, has read, and understands and by which Plan the Participant agrees to be bound. The provisions of the Plan are incorporated herein by reference. In addition, the RSUs (and any compensation paid or shares of Stock issued pursuant to this Agreement) are subject to recoupment in accordance with The Sarbanes-Oxley Act, The Dodd-Frank Wall Street Reform and Consumer Protection Act and any implementing regulations thereunder, any clawback policy adopted by the Company, including the Company’s Incentive Compensation Recovery Policy, as may be amended from time to time (the “Clawback Policy”), and any other compensation recovery policy adopted by the Company otherwise required by applicable law. The Participant acknowledges that the Participant has reviewed, and is bound by the terms of, the Clawback Policy. No recovery of compensation under such a clawback policy or applicable law will be an event giving rise to a right to resign for “good reason” or for a “constructive termination” (or similar terms) under any agreement between the Participant and the Company or any Affiliate.

10.	Tax Liability of the Participant and Payment of Taxes. The Participant acknowledges and agrees that any income or other taxes due from the Participant with respect to this Award or the shares of Stock to be issued pursuant to this Agreement or otherwise sold shall be the Participant’s responsibility.

11.	Participant Acknowledgements and Authorizations. The Participant hereby acknowledges the following:

a.	Neither the Company nor any Affiliate is, by the Plan or this Award, obligated to continue the Participant as an employee, director, or Consultant of the Company or an Affiliate. Unless otherwise specified in a written employment or other written compensatory agreement between the Participant and the Company or an Affiliate, the Company or any Affiliate, as applicable, reserves the right to terminate the Participant’s Service Relationship at any time and for any reason.

b.	The Plan is discretionary in nature and may be suspended or terminated by the Company at any time.

c.	The grant of this Award is considered a one-time benefit and does not create a contractual or other right to receive any other award under the Plan, benefits in lieu of awards, or any other benefits in the future.

d.	The Plan is a voluntary program of the Company and future awards, if any, will be at the sole discretion of the Company, including, but not limited to, the timing of any grant, the amount of any award, vesting provisions, and the purchase price, if any.

e.	The value of this Award is an extraordinary item of compensation outside of the scope of the Participant’s employment or consulting contract, agreement, or arrangement. As such, the Award is not part of normal or expected compensation for purposes of calculating any severance, resignation, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits, or similar payments. The future value of the shares of Stock is unknown and cannot be predicted with certainty.

f.	The Participant (i) authorizes the Company and each Affiliate and any agent of the Company or any Affiliate administering the Plan or providing Plan recordkeeping services to disclose to the Company or any of its Affiliates such information and data as the Company or any such Affiliate shall request in order to facilitate the grant of the Award and the administration of the Plan; and (ii) authorizes the Company and each Affiliate to store and transmit such information in electronic form for the purposes set forth in this Agreement.

g.	The obligation of the Company to deliver shares of Stock pursuant to this Award constitutes an unfunded and unsecured obligation of the Company. Until shares of Stock are delivered, the Participant shall have no rights under this Agreement or the Plan, other than those of a general unsecured creditor of the Company. No assets of the Company shall be set aside for the settlement of the RSUs.

12.	Notices. By accepting the Award, the Participant agrees that notices may be given to the Participant in writing either at the Participant’s home or mailing address as shown in the records of the Company or an Affiliate or by electronic transmission (including e-mail or reference to a website or other URL) sent to the Participant through the normal process employed by the Company or the Affiliate, as applicable, for communicating electronically with its employees or other service providers.

13.	Assignment and Successors.

a.	This Agreement is personal to the Participant and, without the prior written approval of the Administrator, shall not be assignable by the Participant, other than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Participant’s legal representatives and beneficiaries.

b.	This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.

14.	Governing Law. This Agreement shall be construed and enforced in accordance with the laws of the State of Delaware, without giving effect to the conflict of law principles thereof. For the purpose of litigating any dispute that arises under this Agreement, whether at law or in equity, the parties hereby consent to exclusive jurisdiction in the Commonwealth of Pennsylvania and agree that such litigation shall be conducted in the state courts of the Commonwealth of Pennsylvania or the federal courts of the United States for the Eastern District of Pennsylvania.

15.	Severability. If any provision of this Agreement is held to be invalid or unenforceable by a court of competent jurisdiction, then such provision or provisions shall be modified to the extent necessary to make such provision valid and enforceable, and to the extent that this is impossible, then such provision shall be deemed to be excised from this Agreement, and the validity, legality, and enforceability of the rest of this Agreement shall not be affected thereby.

16.	Entire Agreement. This Agreement, together with the Grant Notice and the Plan, constitutes the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersedes all prior oral or written agreements and understandings relating to the subject matter hereof, including without limitation any offer letter provision related to the subject matter hereof. No statement, representation, warranty, covenant, or agreement not expressly set forth in this Agreement shall affect or be used to interpret, change, or restrict the express terms and provisions of this Agreement; provided, however, in any event, this Agreement shall be subject to and governed by the Plan.

17.	Modifications and Amendments; Waivers and Consents. The terms and provisions of this Agreement may be modified or amended as provided in the Plan. Except as provided in the Plan, the terms and provisions of this Agreement may be waived, or consent for the departure therefrom granted, only by written document executed by the party entitled to the benefits of such terms or provisions. No such waiver or consent shall be deemed to be or shall constitute a waiver or consent with respect to any other terms or provisions of this Agreement, whether or not similar. Each such waiver or consent shall be effective only in the specific instance and for the purpose for which it was given, and shall not constitute a continuing waiver or consent.

18.	Section 409A. The Award of RSUs evidenced by this Agreement is intended to be exempt from the nonqualified deferred compensation rules of Section 409A as a “short-term deferral” within the meaning of Section 409A and, to the maximum extent permitted, shall be construed accordingly. Notwithstanding anything to the contrary in the Plan or this Agreement, none of the Company, its Affiliates, the Board, the Administrator, or any of their respective agents or delegates will have any obligation to take any action to prevent the assessment of any tax or penalty on the Participant under Section 409A, and none of the Company, its Affiliates, the Board, the Administrator, or any of their respective agents or delegates will have any liability to the Participant or any other person for such tax or penalty.

To the extent that the RSUs constitute “deferred compensation” under Section 409A, a Termination shall be deemed to occur only upon an event that would be a “separation from service” within the meaning of Section 409A. If, at the time of the Participant’s “separation from service,” (i) the Participant is a “specified employee” within the meaning of Section 409A (and as applied according to procedures of the Company and its Affiliates), and (ii) the Administrator makes a good faith determination that an amount payable under this Agreement on account of the Participant’s separation from service constitutes non-qualified deferred compensation (within the meaning of Section 409A), the payment of which is required to be delayed pursuant to the six (6)-month delay rule set forth in Section 409A to avoid taxes or penalties under Section 409A (the “Delay Period”), then the Company will not pay such amount on the otherwise scheduled payment date but will instead pay it in a lump sum on the first business day after the Delay Period (or upon the Participant’s death, if earlier), without interest. Each installment of RSUs that vest under this Agreement (if there is more than one installment) will be considered one of a series of separate payments for purposes of Section 409A.

19.	Data Privacy. By entering into this Agreement, the Participant: (i) authorizes the Company and each Affiliate, and any agent of the Company or any Affiliate administering the Plan or providing Plan recordkeeping services, to disclose to the Company or any of its Affiliates such information and data as the Company or any such Affiliate shall request in order to facilitate the grant of Restricted Stock Units and the administration of the Plan; and (ii) authorizes the Company and each Affiliate to store and transmit such information in electronic form for the purposes set forth in this Agreement.

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